Exhibit 99.1

Symmetry Surgical To Begin Trading on NASDAQ

Separation from Symmetry Medical Creates Publicly-Traded, Stand-Alone Surgical Device Business

Nashville, TN – December 5, 2014 – Symmetry Surgical Inc. (NASDAQ: SSRG) announced today that its separation from Symmetry Medical Inc. has been successfully completed. Symmetry Surgical will begin trading on the NASDAQ under the symbol “SSRG.”

The merger, which resulted in the distribution of Symmetry Surgical common stock to the former stockholders of Symmetry Medical, occurred today. In the distribution, Symmetry Surgical issued one share of common stock for every four shares of Symmetry Medical common stock held as of the effective time of the merger, subject to the terms and conditions of the definitive merger agreement.

Thomas J. Sullivan, President & Chief Executive Officer of Symmetry Surgical, said, “The entire Symmetry Surgical team is energized and eager to begin life as a stand-alone, publicly-traded company. We believe we have significant potential with our existing business and through business development opportunities. We look forward to executing our growth strategy and building value for our shareholders.”

About Symmetry Surgical Inc.

Symmetry Surgical is dedicated to developing and delivering high-quality, innovative surgical instruments that meet clinicians' needs and improve patients' lives. Our team collaborates with healthcare providers around the world to provide medical devices that exceed our customers' expectations and provide solutions for today's needs and tomorrow's growth. Our rich and diverse history creates one of the industry's most comprehensive surgical instrument portfolios, which includes our well-known brands such as BOOKWALTER®, GREENBERG®, RILEY™, OLSEN™, ULTRA™, QUAD-LOCK®, FLASHPAK®, RAPIDCLEAN®, OPTI-LENGTH®, CLASSIC® and CLASSIC PLUS®. Symmetry Surgical is headquartered in Nashville, TN. For more information, please visit www.symmetrysurgical.com.

Forward-Looking Statement

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives and assumptions regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to the consummation of the proposed separation and the risks identified, or incorporated by reference, in the prospectus and other filings with the United States Securities and Exchange Commission. Unless required by applicable law, Symmetry Surgical undertakes no obligation to update or revise any such forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contacts:

Zack Kubow

The Ruth Group

646-536-7020

zkubow@theruthgroup.com